Exhibit 99.1

Metabolix Reports Third Quarter Financial Results and Provides Business Update

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended September 30, 2011.

The Company reported a net loss of $9.6 million or $0.28 per share for the third quarter of 2011 as compared to a net loss of $10.0 million or $0.37 per share for the third quarter of 2010.

The Company’s net cash used for operating activities during the third quarter of 2011 was $7.8 million, which compares to net cash used of $7.1 million for the comparable quarter in 2010. Unrestricted cash and investments at September 30, 2011 totaled $87.2 million. The Company continues to have no debt.

THIRD QUARTER AND NINE MONTH 2011 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow. Metabolix used $7.8 million of cash in operating activities for the third quarter of 2011, which represents a slight increase in cash usage from $7.1 million used during the comparable period of 2010. Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development.

Through the nine months ended September 30, 2011, net cash used in operating activities was $23.1 million, as compared to net cash used of $23.9 million for the comparable period of 2010.

Total revenue in the third quarter of 2011 was $0.5 million, compared to $46,000 in the same period of 2010. During the three months ended September 30, 2011 revenue was earned primarily from government research grants. The quarter-over-quarter increase in revenue was primarily generated from work performed on the Company’s new Renewable Enhanced Feedstocks for Advanced Biofuels and Bioproducts grant and its existing Blow Molded Bioproducts from Renewable Plastics grant.

Revenue for the nine months ended September 30, 2011 was $1.0 million compared to $0.3 million in the same period of 2010; the year-over-year increase was primarily generated from work performed on the government grants as well as royalties earned under a licensing agreement with Tepha, Inc.

For the three months ended September 30, 2011, total operating expenses were $10.0 million as compared to $10.1 million for the comparable quarter in 2010.

Research and development expenses were $6.2 million for the three months ended September 30, 2011 as compared to $5.9 million for the comparable quarter in 2010. The $0.3 million increase was primarily due to an increase in contracted research related to development of MirelTM bioplastics.

Selling, general and administrative expenses were $3.9 million for the three months ended September 30, 2011 as compared to $4.2 million for the comparable quarter in 2010. The decrease of $0.3 million was primarily attributable to higher patent filing costs incurred during the three months ended September 30, 2010 compared to the respective period in 2011.

For the nine months ended September 30, 2011, total operating expenses were $30.2 million as compared to $29.8 million for the comparable period in 2010.

For the nine months ended September 30, 2011, total research and development expenses were $18.4 million as compared to $17.9 million for the comparable nine months of 2010. The $0.5 million increase was primarily attributable to increases in contracted research related to Mirel product development and the Company’s Industrial Chemicals program, as well as increases in employee compensation and related benefit expenses and consulting services, partially offset by a decrease in Telles pilot material production costs.

Selling, general, and administrative expenses were $11.9 million for both the nine months ended September 30, 2011 and the nine months ended September 30, 2010.

BUSINESS UPDATE

The Company commented that it made progress toward the further development of all three of its business platforms during the third quarter.

With respect to its Mirel™ bioplastics, sold through the Telles joint venture with ADM, the Company noted that it added seven new customers in the United States and Europe during the quarter, bringing the total customer count to 57, with 26 (up from 15 in the previous quarter) placing repeat orders.  The Company commented that Telles has now sold more than half of the volume required for the achievement of the Company’s First Commercial Sale milestone.  The Company further noted that shipments of qualifying product have been accelerating. The Company anticipates that the balance of the qualifying product to meet the milestone will be shipped within the next 45 to 120 days, with the First Commercial Sale milestone expected to occur approximately 30 days following, reflecting typical cash collection terms and customer acceptance.

To further develop the range of customers for Mirel, the Company established six new international distributor relationships for Northern Europe, Eastern Europe, Italy, and North America.  The Company also noted that Telles had expanded its customer base with its announcement of a new Telles customer, Starchtech, which is using Mirel to improve the performance of starch-based packaging supplies.

In its Industrial Chemicals platform in the third quarter, the Company continued to make good progress on both scientific and business model development as it continues to meet all of its milestones.  Importantly, the Company successfully scaled up its C4 chemicals fermentation capacity to the 15,000 gallon (60,000 liter) scale and remained on target to reach tonnage scale production of samples by the end of the year.  Additionally, the Company noted that it continued to make progress under its previously announced development partnership with CJ CheilJedang, a Korea-based global leader in industrial biotechnology. The Company reiterated that this agreement is expected to result in a commercialization plan for C4 chemicals and that initial market entry with its C4 chemicals is expected to be through gamma butyrolactone (GBL), with subsequent growth into butanediol (BDO), tetrahydrofuran (THF) and polyester engineering resins (PBT).  The Company also noted that it had seen increased interest among potential partners for C3 chemical development, particularly in the bio-acrylic market.

In its Crop-Based science initiatives, the Company was pleased to note that work advanced during the third quarter under its recent $6 million grant award from the Department of Energy for the development of switchgrass. The Company is performing research to enhance the yield of biobased products, biopower, or fuels made from switchgrass to produce denser biomass and other products that can be further processed to make fuels such as butanol, chemicals such as propylene, and other materials to improve the economic competitiveness of future biorefineries.

Richard Eno, Metabolix President and CEO, commented, “This quarter we continued to make good progress and generate momentum across each of our three platforms.  We are encouraged by the strong market demand for Mirel and the rapid technical gains delivered by our team and early adopting customers.  It’s clear that Mirel is a differentiated bioplastic with very attractive properties.  We are now working to translate these recent successes to similar customers around the world.   We are also excited that our Industrial Chemicals technology platform, with its unique FAST recovery technology, is advancing rapidly with significant partner and customer interest.   The market opportunities we see are large and we believe that we are well positioned to convert these opportunities into significant businesses. We look forward to demonstrating the value-creating potential to a wide range of constituencies, including our partners, the global community of consumers, and our shareholders. ”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Tuesday, November 1, 2011 at 4:30 p.m. (Eastern) to discuss the results of the third quarter ended September 30, 2011. The Company will also provide an update on the business and answer questions from the investment community. To participate, dial toll-free 1-877-718-5092 or 1-719-325-4818 (international). The pass code is 1458958. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 1458958. The replay will be available beginning at 7:30 p.m. (Eastern) on Tuesday, November 1, 2011 and will last through 11:59 p.m. (Eastern) November 15, 2011. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics through Telles, a joint venture between Metabolix and Archer Daniels Midland Company. Metabolix is also developing biosourced industrial chemicals and a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected timing of the First Commercial Sale under the ADM collaboration, plans for the CJ CheilJedang collaboration, expectations for the commercialization of the Company’s industrial chemicals and projected crop science program results, and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2011 and its 10-K for the year ended December 31, 2010. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Grant revenue	$443	$21	$567	$26
License fee and royalty revenue from related parties	26	25	419	97
Research and development revenue	—	—	—	212
Total revenue	469	46	986	335

Operating expense:
Research and development expenses, including cost of revenue	6,153	5,906	18,352	17,912
Selling, general, and administrative expenses	3,895	4,161	11,878	11,878
Total operating expenses	10,048	10,067	30,230	29,790
Loss from operations	(9,579)	(10,021)	(29,244)	(29,455)

Other income (expense):
Interest income, net	19	30	62	119
Net loss	$(9,560)	$(9,991)	$(29,182)	$(29,336)

Net loss per share:
Basic and Diluted	$(0.28)	$(0.37)	$(0.96)	$(1.10)

Number of shares used in per share calculations:
Basic and Diluted	34,080,177	26,880,595	30,295,881	26,733,969

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	September 30,	December 31,
	2011	2010
Assets
Cash, cash equivalents and short-term investments	$72,693	$61,574
Other current assets	1,238	1,682
Restricted cash	622	622
Property and equipment, net	2,260	2,776
Long-term investments	14,521	—
Other assets	73	117
Total assets	$91,407	$66,771

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,141	$4,324
Short-term deferred revenue	2,651	1,906
Current portion of deferred rent	165	165
Long-term deferred revenue	36,202	36,207
Other long-term liabilities	378	493
Total liabilities	43,537	43,095
Total stockholders’ equity	47,870	23,676
Total liabilities and stockholders’ equity	$91,407	$66,771

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities
Net loss	$(29,182)	$(29,336)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,134	1,203
Charge for 401(k) company common stock match	489	377
Stock-based compensation	3,574	3,474
Changes in operating assets and liabilities:
Other operating assets and liabilities	(474)	(8)
Deferred revenue	1,335	366
Net cash used in operating activities	(23,124)	(23,924)

Cash flows from investing activities
Purchase of property and equipment	(627)	(646)
Change in restricted cash	—	(29)
Purchase of investments	(93,888)	(73,118)
Proceeds the from sale and maturity of short-term investments	73,112	99,022
Net cash provided by (used) in investing activities	(21,403)	25,229

Cash flows from financing activities
Proceeds from options exercised	71	2,316
Proceeds from public stock offering, net of offering costs of $2,360	49,333	—
Net cash provided by financing activities	49,404	2,316

Effect of exchange rate changes on cash and cash equivalents	(11)	(3)

Net increase (decrease) in cash and cash equivalents	4,866	3,618
Cash and cash equivalents at beginning of period	12,526	10,814
Cash and cash equivalents at end of period	$17,392	$14,432